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                                                                    EXHIBIT 11.1

                           THE LEARNING COMPANY, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                (In thousands, except share and per share data)

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
                                                               Years Ended December 31,
                                                      -------------------------------------------
                                                         1996            1995            1994
                                                      -----------     -----------     -----------
Net income (loss)                                     $  (405,451)     $  (65,960)     $   21,145
Add:
  Interest on convertible debentures and notes                 --              --             663
  Amortization of convertible debenture issue costs            --              --             119
                                                      -----------      ----------      ----------
Adjusted net income (loss)                            $  (405,451)     $  (65,960)     $   21,927
                                                      ===========      ==========      ==========
Weighted average common and exchangeable shares
  outstanding                                          40,801,000      24,855,000      18,710,123
Common equivalent shares:
Incremental shares calculated by the Treasury Stock
  method applied to options, convertible debentures
  and warrants issued, using the greater of the
  closing and average fair value                               --              --       2,404,877
                                                      -----------      ----------      ----------
Common and common share equivalents outstanding for
  purposes of calculating fully diluted earnings per
  share                                                40,801,000      24,855,000      21,115,000
                                                      ===========      ==========      ==========
Fully diluted earnings (loss) per share               $     (9.94)     $    (2.65)     $     1.04
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